KPMG LLP Suite 700 20 Pacifica Irvine, CA 92618-3391 March 7, 2019 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We are currently principal accountants for Banc of California, Inc. and, under the date of February 28, 2019, we reported on the consolidated financial statements of Banc of California, Inc. and subsidiaries as of and for the years ended December 31, 2018 and 2017, and the effectiveness of internal control over financial reporting as of December 31, 2018. On March 1, 2019, we were notified that Banc of California, Inc. engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2019 and that the auditor-client relationship with KPMG LLP will cease upon completion of Banc of California, Inc.’s compliance audit conducted in accordance with the U.S. Department of Housing and Urban Development Audit Guide for the year ended December 31, 2018, and the issuance of our reports thereon. We have read Banc of California, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 7, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with Banc of California, Inc.’s statement that the change was approved by the joint Audit Committee of the Board of Directors and we are not in a position to agree or disagree with Banc of California, Inc.’s statement that neither the Company, nor anyone on its behalf, consulted with Ernst & Young LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue. Very truly yours, KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.